CONTACT GOLD CORP. (the "Company")

NOTICE OF ANNUAL MEETING

OF SHAREHOLDERS

TAKE NOTICE that the Annual Meeting (the "Meeting") of the shareholders of Contact Gold Corp. ("Shareholders") will be held by audio conference using dial-in at 1-877-407-2991 (toll free North America) or 1-201-389-0925 (International), on May 28, 2020 at 1:30 p.m. (Pacific Time), for the following purposes:

1. To receive the audited consolidated financial statements of the Company for the year ended December 31, 2019, together with the auditor's report thereon;

2. To fix the number of directors of the Company at SEVEN;

3. To elect directors for the ensuing year;

4. To appoint Ernst & Young, LLP, Chartered Professional Accountants as auditor for the Company for the ensuing year and to authorize the board of directors to fix their remuneration;

5. consider, and if thought fit, approve an ordinary resolution approving amendments to the Company's Stock and Incentive Plan (the "Incentive Plan") and approving all unallocated stock options which may be granted under the Incentive Plan as more particularly described in the accompanying Information Circular;

6. consider, and if thought fit, approve an ordinary resolution to approve amendments to the Company's Deferred Share Unit Plan (the "Amended DSU Plan"), as described in the accompanying Information Circular;

7. consider, and if thought fit, to approve an ordinary resolution to approve amendments to the Company's Restricted Share Unit Plan (the "Amended RSU Plan"), as described in the accompanying Information Circular; and

8. To transact such other business as may properly come before the Meeting, or at any adjournment thereof.

Specific details of the above items of business, as well as further information with respect to voting by proxy and detailed instructions about how to participate at the virtual Meeting are contained in the Information Circular of management which accompanies this Notice of Meeting (the "Notice") and, together with management's Instrument of Proxy ("Proxy") or Voting Instruction Form ("VIF") which also accompanies the Notice, form a part hereof and must be read in conjunction with this Notice.

Shareholders of record at the close of business April 23, 2020 will be entitled to receive notice, attend and vote at the Meeting.

With the rapidly evolving public health crisis resulting from the global spread of the novel coronavirus ("COVID-19"), to mitigate risks to the health and safety of our communities, Shareholders, employees and other stakeholders, we will hold the Meeting this year in a virtual-only format, which will be conducted via teleconference using dial-in at 1-877-407-2991 (toll free North America) or 1-201-389-0925 (International), and instructions will be provided as to how Registered shareholders and duly appointed proxyholders entitled to vote at the Meeting may participate and vote at the Meeting.

Non-registered shareholders (being shareholders who beneficially own shares that are registered in the name of an intermediary such as a bank, trust company, securities broker or other nominee, or in the name of a depository of which the intermediary is a participant) who have not duly appointed themselves as proxyholder will be able to attend the Meeting by phone as guests, but guests will not be able to vote or ask questions at the Meeting.

If you are unable to call into the Meeting, please read the Instructions For Completion of Proxy ("Instructions") on the reverse side of the Proxy or Instructions For Completion of VIF ("VIF Instructions") enclosed herewith and then complete and return the Proxy or VIF within the time set out in the Instructions or VIF Instructions as the case may be. In addition, as set out in the Instructions and VIF Instructions, the enclosed Proxy or VIF is solicited by management of the Company but you may amend it if you so desire by striking out the names listed therein and inserting in the space provided the name of the person you wish to represent you at the Meeting.

A Shareholder who wishes to appoint a person other than the proxyholders identified on the form of Proxy or VIF Instructions form (including a non-registered shareholder who wishes to appoint themselves as proxyholder in order to attend and vote at the Meeting) must carefully follow the instructions in the Information Circular and on their form of Proxy or VIF form accompanying this Notice. These instructions include the additional step of registering such proxyholder with the transfer agent, Computershare Investor Services Inc. ("Computershare"), after submitting a form of proxy or voting instruction form. Failure to register will result in the proxyholder not receiving a passcode, which is used for online sign-in, and is required to vote at the Meeting. Without a passcode, such proxyholder will only be able to attend the Meeting online as a guest. Non-registered shareholders located in the United States must also provide Computershare with a duly completed legal proxy if they wish to vote at the meeting or appoint a third party as their proxyholder.

The Company reserves the right to take any additional precautionary measures in relation to the Meeting in response to further developments in respect of the COVID-19 outbreak that the Company considers necessary or advisable including changing the time, date or location of the Meeting. Changes to the Meeting time, date or location and/or means of holding the Meeting may be announced by way of press release. Please monitor the Company's press releases as well as its website at www.contactgold.com for updated information. The Company advises you to check its website one week prior to the Meeting date for the most current information. The Company does not intend to prepare or mail an amended Information Circular in the event of changes to the Meeting format.

DATED at Vancouver, British Columbia, this 29th day of April, 2020.

BY ORDER OF THE BOARD OF DIRECTORS - CONTACT GOLD CORP.

"John Wenger"

Vice-President Strategy & Chief Financial Officer

Shareholders are cordially invited to attend the virtual Meeting. Shareholders are urged to complete and return the enclosed proxy or VIF promptly.  To be effective, Contact Gold proxies must be received at the Vancouver office of Computershare, the Company's registrar and transfer agent, by 1:00 p.m. (Pacific Time) on May 26, 2020, or 48 hours (excluding Sundays, Saturdays and holidays) prior to any adjourned or postponed Meeting.  Shareholders whose Common Shares are held by a nominee may receive either a VIF or form of Proxy and should follow the instructions provided by the nominee.

Proxies will be counted and tabulated by Computershare in such a manner as to protect the confidentiality of how a particular Shareholder votes except where they contain comments clearly intended for management, in the case of a proxy contest, or where it is necessary to determine the validity of a Proxy or to permit management and the Board to discharge their legal obligations to the Company or its Shareholders.